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HOLD FOR RELEASE:
8:00 A.M. EASTERN DAYLIGHT TIME
Friday, July 24, 2009

A&B POSTS SECOND QUARTER 2009 NET INCOME OF $12.6 MILLION
Ocean Transportation Improvements, Favorable Income Property Sales and
Cost-Cutting Initiatives Impact Earnings

Honolulu (July 24, 2009) - Alexander & Baldwin, Inc. (NYSE:ALEX) today reported that net income for the second quarter of 2009 was $12.6 million, or $0.31 per diluted share. Net income in the second quarter of 2008 was $29.6 million, or $0.71 per diluted share. Revenue in the second quarter of 2009 was $355.1 million, compared to revenue of $460.5 million in the second quarter of 2008.
Net income for the first half of 2009 was $15.6 million, or $0.38 per diluted share. Net income in the first half of 2008 was $71.7 million, or $1.72 per diluted share. Revenue for the first half of 2009 was $674.5 million, compared to revenue of $1,038.7 million in the same period of 2008.

COMMENTS ON QUARTER
 “A&B’s second quarter 2009 performance improved considerably from the first quarter of the year – principally as a result of Matson’s return to profitability, and, to a lesser extent, increased real estate sales,” said W. Allen Doane, chairman and chief executive officer of A&B. “These improvements were partially offset, however, by poor performance in our Agribusiness division, as well as the pervasive impacts of the national and global recession. In response to the difficult economic environment, we have taken necessary measures this year to better align our cost structure with the realities of today’s lower levels of demand. These efforts are producing tangible results.”
“The Company remains on solid financial ground and is generating significant cash flow from its operating businesses. We have reduced our debt levels since year-end 2008, maintained our dividend, and reduced capital spending to appropriate levels while keeping ample liquidity and debt capacity for future investments and growth.”
“And while our cost alignment actions have been effective, we expect choppy earnings results for the remainder of 2009. Our performance in the balance of the year will be restrained by the impact of previously reported non-cash increases in pension expense, ongoing volume pressure at Matson and MIL, low shipping rates in the Trans-Pacific trade lane and suppressed real estate markets. Our heavy losses in Agribusiness have compelled a comprehensive evaluation of the Company’s sugar operation, which is expected to be completed by year-end.”
 “The Ocean Transportation segment earned $21.1 million in operating profit for the quarter, as sequential quarter to quarter volume improved in all of our trade lanes and service lines. We additionally began to realize during the quarter the benefits of headcount reductions and fleet optimization initiatives made earlier in the year. These cost reduction initiatives offset, to some degree, the impact of the lower levels of volume and higher contractual stevedoring rates on a year-over-year basis. During the quarter, the Matson Navigation team launched service in Xiamen, China, which enhances our market presence and provides additional revenue opportunities in that trade lane.”
“Matson Integrated Logistics posted operating earnings of $1.8 million, a modest improvement over first quarter 2009 results, as unabated weakness in domestic freight movements continues. Similar to Matson, MIL began to realize the benefits of a series of cost reduction initiatives, which include reductions in headcount and consolidating underutilized operating centers.”
“As previously communicated, sugar production levels have been adversely impacted by the effects of the unprecedented drought in 2007-08, which will be most pronounced in 2009.  The production decline has led to an operating loss of $11.3 million for the Agribusiness segment in total. The sizeable loss is attributed to low sugar yields, reduced power revenue and non-cash pension expenses. Unfortunately, second half 2009 losses are also expected to be significant.”
“Our Real Estate Leasing segment achieved operating profit of $11.0 million, the result of strong occupancy levels of 95 percent in our Hawaii properties, which currently generate approximately 45 percent of the portfolio net operating income, and a well-balanced mix of property types with a broadly diversified tenant base. Sequentially, occupancy was unchanged from the first quarter in our Hawaii portfolio, and down 6 percent in our mainland properties, of which 4 percent was attributable to bringing a large warehouse building in Savannah, Georgia on line in March 2009.”
“Real Estate Sales posted operating profit of $9.6 million in the quarter, resulting from the sale of Hawaii income properties and several Maui land parcels during the quarter. The favorable pricing realized reflects the intrinsic value of Hawaii holdings and allows the Company to capture embedded gains within our portfolio to generate cash for 1031 tax-deferred re-investment in higher-return opportunities.  As previously announced, in late May the Company increased its investment at the Kukui’ula joint venture development project, a statement of our confidence in Hawaii development, and to the unique opportunity presented by this project to capture rising buyer demand as real estate markets recover over time.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended June 30,
(dollars in millions)	2009	2008	Change
Revenue	$218.5	$268.4	-19%
Operating profit	$21.1	$37.4	-44%
Operating profit margin	9.7%	13.9%
Volume (Units)
Hawaii containers	34,300	39,000	-12%
Hawaii automobiles	27,200	23,600	15%
China containers	11,100	12,700	-13%
Guam containers	3,600	3,600	--%

For the second quarter of 2009, revenue decreased 19 percent from the year earlier period due to lower fuel surcharges, net volume decreases and lower rates in the China trade, offset by improved rates and cargo mix in the Hawaii trade. Container volume continues to be affected by the economic downturn, resulting in weak demand in the Hawaii and China trade lanes, where second quarter volumes were 12 and 13 percent lower, respectively, than the second quarter of 2008. Automobile volume increased 15 percent from the year earlier period, due primarily to the timing of rental fleet replacement shipments. Operating profit was $16.3 million lower in the second quarter compared to 2008 due to lower volume, higher inactive vessel and dry-dock expenses, increases in terminal handling costs attributable to higher contractual stevedoring rates and higher non-cash pension expense, partially offset by improved net yields, and cost containment initiatives, including headcount reductions and fleet optimization efforts in first quarter 2009.

	Six Months Ended June 30,
(dollars in millions)	2009	2008	Change
Revenue	$419.6	$511.4	-18%
Operating profit	$20.6	$53.3	-61%
Operating profit margin	4.9%	10.4%
Volume (Units)
Hawaii containers	66,800	76,900	-13%
Hawaii automobiles	41,600	49,200	-15%
China containers	20,700	24,400	-15%
Guam containers	7,000	7,000	--%

For the first half of 2009, Ocean Transportation revenue decreased, principally due to the same factors cited for the second quarter. Container volume decreases also were due to the same factors cited for the quarter. Auto volume declined in total in the first half of the year due principally to the economic downturn, despite a second quarter volume increase related to the timing of rental fleet shipments. Operating profit for the first six months of 2009 decreased by 61 percent, primarily due to lower volume, higher operating and terminal handling costs, headcount reduction expenses, higher dry dock costs and higher non-cash pension expense. Improved yields, lower fuel costs, and cost containment initiatives, including improved equipment control and fleet management efforts, partially offset reductions in operating profit.

TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended June 30,
(dollars in millions)	2009	2008	Change
Intermodal revenue	$46.8	$73.3	-36%
Highway revenue	33.5	42.2	-21%
Total Revenue	$80.3	$115.5	-30%
Operating profit	$1.8	$4.6	-61%
Operating profit margin	2.2%	4.0%

Logistics Services revenue for the second quarter of 2009 was 30 percent, or $35.2 million, lower than the second quarter of 2008 due primarily to lower volume in all service lines and lower rates, which were driven largely by lower fuel surcharges. In the second quarter 2009, Intermodal and Highway volume decreased by 26 and 12 percent, respectively, as compared to the second quarter of 2008. Logistics operating profit fell by $2.8 million compared to the second quarter of 2008, due principally to the lower volumes cited above.

	Six Months Ended June 30,
(dollars in millions)	2009	2008	Change
Intermodal revenue	$91.3	$138.3	-34%
Highway revenue	65.2	79.8	-18%
Total Revenue	$156.5	$218.1	-28%
Operating profit	$3.3	$9.3	-65%
Operating profit margin	2.1%	4.3%

For the first half of 2009, logistics revenue and gross margins decreased as a result of principally the same factors cited for the quarter. Intermodal and Highway volume decreased by 25 and 16 percent, respectively, in the first half of 2009 as compared to the first half of 2008. Operating profit and volume decreases were due to the same factors cited for the quarter.

REAL ESTATE—INDUSTRY
Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes investment, disposition and capital allocation decisions.

REAL ESTATE—LEASING

The Company regularly makes dispositions of commercial properties from its leasing portfolio and land under ground leases or vacant land parcels and subsequently reinvests proceeds, on a tax-deferred basis, in new properties. As a result, the Company typically incurs higher depreciation expenses attributable to a step-up in the cost basis of its properties or to the replacement of formerly non-depreciable property with depreciable property. Further, due to the inherent timing lag between disposition and reinvestment, the Company incurs modest loss of revenue and income in these interim periods.

	Quarter Ended June 30,
(dollars in millions)	2009	2008	Change
Revenue	$25.9	$27.3	-5%
Operating profit	$11.0	$12.6	-13%
Operating profit margin	42.5%	46.2%
Occupancy Rates:
Mainland	84%	96%	-12%
Hawaii	95%	99%	-4%
Leasable Space (million sq. ft.):
Mainland	7.1	5.9	20%
Hawaii	1.3	1.3	--%

Real Estate Leasing revenue for the second quarter of 2009 was $25.9 million, a decrease of 5 percent from the second quarter of 2008, due to lower occupancies, primarily in the mainland portfolio, the net effect of property sales and acquisitions and the non-reinvestment of proceeds from a late 2008 disposition. Operating profit of $11.0 million was $1.6 million, or 13 percent, lower than the second quarter of 2008 for the reasons cited above, as well as to higher depreciation expenses and increased bad debt reserves.
In June 2009, the Company sold the Hawaii Business Park (Oahu). Leasable space increased by a net 1.2 million square feet as compared to the second quarter of 2008, due to the net effect of several acquisitions and dispositions throughout the preceding year and to the placement in service of several industrial properties after the second quarter of 2008 with large gross leasable areas. These include Savannah Logistic Park Building B and Republic Distribution Center, which accounted for 4 percent and 2 percent, respectively, of the 12 percent year over year decline in occupancy.

	Six Months Ended June 30,
(dollars in millions)	2009	2008	Change
Revenue	$53.1	$56.1	-5%
Operating profit	$23.0	$26.5	-13%
Operating profit margin	43.3%	47.2%
Occupancy Rates:
Mainland	87%	96%	-9%
Hawaii	95%	99%	-4%

For the first half of 2009, real estate leasing revenue and operating profit decreased by 5 percent and 13 percent respectively, from the year earlier period. Revenue was lower due to the non-recurrence of a $1.4 million business interruption payment received in 2008, lower occupancy, the timing of property sales and acquisitions, and the non-reinvestment of proceeds from a late 2008 disposition. Operating profit was lower due to the aforementioned factors, and to increased depreciation and amortization expenses and increased bad debt reserves.

REAL ESTATE—SALES

	Quarter Ended June 30,
(dollars in millions)	2009	2008	Change
Improved property sales	$13.1	$12.1	8%
Development sales	2.5	18.1	-86%
Unimproved/other property sales	5.7	1.0	6	X
Total revenue	$21.3	$31.2	-32%
Operating profit /(loss) before joint ventures	$9.4	$7.4	27%
Earnings from joint ventures	0.2	1.7	-88%
Total operating profit	$9.6	$9.1	5%

Second quarter 2009 Real Estate Sales revenue was $21.3 million, or 32 percent lower than the second quarter of 2009, due principally to higher revenue from the second quarter 2008 closings of residential units at the Company’s Keola La’i and Keala’ula projects. In the second quarter of 2009, the Company sold Hawaii Business Park, three residential units at Keola La’i and one unit at its Keala’ula project, and several leased fee and non-core land parcels on Maui. Second quarter 2009 operating profit before joint ventures of $9.4 million was $2.0 million higher than in the second quarter of 2008, due to higher-margin sales noted above.

	Six Months Ended June 30,
(dollars in millions)	2009	2008	Change
Improved property sales	$33.2	$12.1	3	X
Development sales	2.9	204.6	-99%
Unimproved/other property sales	10.4	1.9	5	X
Total revenue	$46.5	$218.6	-79%
Operating profit before joint ventures	$15.0	$32.9	-54%
Gain on insurance settlement	--	7.7	NM
Equity in earnings of joint ventures	0.2	9.9	-98%
Total operating profit	$15.2	$50.5	-70%

For the first half of 2009, revenue was substantially lower than from the same period in 2008, principally as a result of extensive sales at Keola La’i in the first quarter of 2008. Operating profit was $35.3 million lower in the first half of 2009 as compared to 2008, due principally to the Keola La’i sales.

AGRIBUSINESS

	Quarter Ended June 30,
(dollars in millions)	2009	2008	Change
Revenue	$29.2	$36.2	-19%
Operating loss	$(11.3)	$(4.9)	NM
Tons sugar produced	43,300	50,100	-14%

Second quarter 2009 Agribusiness revenue declined $7.0 million, or 19 percent, principally as a result of lower power prices and lower sugar revenue from lower production volume. Power prices decreased by more than 50 percent compared to the prior year quarter due to lower oil prices and an unfavorable PUC ruling in 2008. Operating losses increased considerably, as compared to the second quarter of 2008, primarily due to the lower power sales prices and to lower sugar margins as a result of lower forecasted production volume. Sugar production was 14 percent lower in the second quarter of 2009 than the same period in 2008, due mostly to lower average yields per acre resulting from unprecedented 2007-08 drought conditions.

	Six Months Ended June 30,
(dollars in millions)	2009	2008	Change
Revenue	$46.9	$58.7	-20%
Operating loss	$(13.2)	$(0.1)	NM
Tons sugar produced	55,500	64,400	-14%

In the first half of 2009, Agribusiness revenues and operating profit decreased significantly compared to the first half of 2008, for the reasons cited above.

CORPORATE EXPENSE
Second quarter 2009 corporate expenses of $4.5 million were $0.9 million lower than the second quarter of 2008. The decrease is due principally to reductions in performance-based incentive programs and to other cost containment initiatives related to corporate overhead.

CONDENSED CASH FLOW TABLE

	Year-to-Date June 30,
(dollars in millions, unaudited)	2009	2008	Change
Cash Flow from Operating Activities	$46	$181	-75%

Capital Expenditures (1)
Transportation	(9)	(16)	-44%
Real Estate	(8)	(49)	-84%
Agribusiness and other	(2)	(10)	-80%
Total Capital Expenditures	(19)	(75)	-75%

Other Investing Activities, Net	22	(14)	NM
Cash Provided by/(Used in) Investing Activities	$3	$(89)	NM

Net Debt Proceeds/(Payments)	(30)	(18)	67%
Repurchase of Capital Stock	--	(50)	NM
Dividends Paid	(26)	(25)	4%
Other Financing Activities, Net	--	4	NM
Cash Provided by/(Used in) Financing Activities	$(56)	$(89)	-37%

Net (Decrease) Increase in Cash	$(7)	$3	NM

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and integrated logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2009 and 2008 Second-Quarter and First-Half Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2009	2008
Three Months Ended June 30:
Revenue	$355.1	$460.5
Income From Continuing Operations	$6.2	$24.1
Discontinued Operations: Properties1	$6.4	$5.5
Net Income	$12.6	$29.6
Basic Earnings Per Share
Continuing Operations	$0.15	$0.58
Net Income	$0.31	$0.72
Diluted Earnings Per Share
Continuing Operations	$0.15	$0.58
Net Income	$0.31	$0.71
Basic Weighted Average Shares Outstanding	41.0	41.2
Diluted Weighted Average Shares Outstanding	41.0	41.6

	2009	2008
Six Months Ended June 30:
Revenue	$674.5	$1,038.7
Income From Continuing Operations	$3.6	$64.4
Discontinued Operations: Properties1	$12.0	$7.3
Net Income	$15.6	$71.7
Basic Earnings Per Share
Continuing Operations	$0.09	$1.56
Net Income	$0.38	$1.74
Diluted Earnings Per Share
Continuing Operations	$0.09	$1.55
Net Income	$0.38	$1.72
Basic Weighted Average Shares Outstanding	41.0	41.3
Diluted Weighted Average Shares Outstanding	41.0	41.6

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenue:	2009	2008	2009	2008
Transportation
Ocean Transportation	$218.5	$268.4	$419.6	$511.4
Logistics Services	80.3	115.5	156.5	218.1
Real Estate
Leasing	25.9	27.3	53.1	56.1
Sales	21.3	31.2	46.5	218.6
Less Amounts Reported In Discontinued Operations	(17.3)	(15.5)	(43.0)	(20.0)
Agribusiness	29.2	36.2	46.9	58.7
Reconciling Items	(2.8)	(2.6)	(5.1)	(4.2)
Total Revenue	$355.1	$460.5	$674.5	$1,038.7

Operating Profit, Net Income:
Transportation
Ocean Transportation	$21.1	$37.4	$20.6	$53.3
Logistics Services	1.8	4.6	3.3	9.3
Real Estate
Leasing	11.0	12.6	23.0	26.5
Sales	9.6	9.1	15.2	50.5
Less Amounts Reported In Discontinued Operations	(10.3)	(8.9)	(19.5)	(11.8)
Agribusiness	(11.3)	(4.9)	(13.2)	(0.1)
Total Operating Profit	21.9	49.9	29.4	127.7
Interest Expense	(6.9)	(5.6)	(12.5)	(11.7)
General Corporate Expenses	(4.5)	(5.4)	(10.6)	(11.1)
Income From Continuing Operations Before Income Taxes	10.5	38.9	6.3	104.9
Income Taxes	4.3	14.8	2.7	40.5
Income From Continuing Operations	6.2	24.1	3.6	64.4
Income from Discontinued Operations(net of income taxes)	6.4	5.5	12.0	7.3
Net Income	$12.6	$29.6	$15.6	$71.7

Basic Earnings Per Share, Continuing Operations	$0.15	$0.58	$0.09	$1.56
Basic Earnings Per Share, Net Income	$0.31	$0.72	$0.38	$1.74

Diluted Earnings Per Share, Continuing Operations	$0.15	$0.58	$0.09	$1.55
Diluted Earnings Per Share, Net Income	$0.31	$0.71	$0.38	$1.72

Basic Weighted Average Shares Outstanding	41.0	41.2	41.0	41.3
Diluted Weighted Average Shares Outstanding	41.0	41.6	41.0	41.6

Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Current Assets	$264	$284
Investments	213	208
Real Estate Developments	84	78
Property, Net	1,586	1,590
Other Assets	175	190
Total	$2,322	$2,350

LIABILITIES & EQUITY
Current Liabilities	$235	$238
Long-Term Debt, Non-Current Portion	442	452
Liability for Benefit Plans	126	122
Other Long-Term Liabilities	53	52
Deferred Income Taxes	411	414
Shareholders’ Equity	1,055	1,072
Total	$2,322	$2,350